[B/E AEROSPACE logo]                                                Exhibit 99.1

News Release

#05-04                                              CONTACT:
FOR IMMEDIATE RELEASE                               Ed Harper
---------------------                               B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1440

                   B/E AEROSPACE ANNOUNCES FINANCIAL RESULTS;
                   ------------------------------------------
 $9.3 MILLION FOURTH QUARTER LOSS INCLUDES $8.8 MILLION DEBT PRE-PAYMENT CHARGE;
 -------------------------------------------------------------------------------
 FULL YEAR SALES UP 17.5%; OPERATING EARNINGS MORE THAN TRIPLE TO $64.4 MILLION;
 -------------------------------------------------------------------------------
         RECORD FOURTH QUARTER BOOKINGS AND RECORD YEAR-END 2004 BACKLOG
         ---------------------------------------------------------------


         WELLINGTON, FL, February 16, 2005 - B/E Aerospace, Inc. (NASDAQ: BEAV) today announced fourth quarter and year-end results for 2004, and discussed financial guidance for 2005 and 2006.

HIGHLIGHTS
----------
  o B/E reported fourth quarter sales of $189.6 million, representing year over year growth of 16 percent.
  o Fourth quarter operating earnings of $16.3 million were $15.1 million higher than operating earnings of $1.2 million for the fourth quarter last year. The substantial increase in operating earnings was driven by the continuing turnaround at the commercial aircraft segment, a broad-based increase in sales and earnings at the distribution segment and a strong turnaround in the financial results of the business jet segment.
  o Net loss for the quarter narrowed to $9.3 million or $0.17 per share as compared to a net loss of $19.5 million or $0.53 per share in the prior year. The company recorded debt extinguishment costs in the fourth quarter of $8.8 million, relating to the November 2004 retirement of $200 million of 9.5 percent senior subordinated notes. The company's financial results for the quarter were also affected by acquisition related costs of $0.8 million and a $1.3 million negative impact of foreign exchange fluctuations on a sequential and year over year basis.
  o Bookings for the quarter of $270 million were a record for any quarter in the company's history and were up $105 million or 64 percent as compared with the same period last year. This was B/E's second record quarterly bookings performance during 2004. Backlog at December 31, 2004 was in excess of $700 million, also a record level in the company's history, and up over 40% from the December 31, 2003 backlog of approximately $500 million.

         "I am very pleased with the progress we made during 2004. The improvement in our business continued to gain momentum throughout the year, and we have successfully converted the R&D investments we have made over the past few years into record bookings and backlog", stated Robert Khoury, President and CEO of B/E Aerospace. "The quality of our record backlog of over $700 million, an outstanding suite of new products and requests for quotation in excess of $1.3 billion establishes a very solid foundation for B/E to deliver strong earnings growth in 2005 with accelerating revenue and earnings growth beginning in 2006."

FOURTH QUARTER CONSOLIDATED RESULTS
-----------------------------------

         For the fourth quarter, consolidated sales were $189.6 million, a 16 percent increase over the fourth quarter of 2003.

         Net sales by segment were as follows:

                                                      NET SALES
                                    --------------------------------------------
                                           Three Months Ended December 31,
                                                   ($ in millions)
                                    --------------------------------------------
                                                                       Percent
                                          2004           2003          Change
                                    --------------------------------------------
Commercial aircraft                      $133.5         $123.1          8.4%

Distribution                               36.7           25.9         41.7%

Business jet                               19.4           14.4         34.7%
                                    --------------------------------------------
Total                                    $189.6         $163.4         16.0%

         The commercial aircraft segment generated an 8.4 percent revenue increase as compared to the prior year, driven by increased sales of seating products and food and beverage preparation and refrigeration equipment. The distribution segment delivered strong revenue growth of almost 42 percent, which continues to be driven by market share gains and a broad-based increase in aftermarket demand for aerospace fasteners, arising from increased airline passenger traffic and attendant increases in capacity. In the business jet segment, revenues increased by 34.7 percent over the severely depressed sales levels in the same period last year.

         Operating earnings for the quarter of $16.3 million increased by $15.1 million as compared to the same period last year. The substantial increase in B/E's operating earnings was driven by the continuing turnaround at the commercial aircraft segment, a 41.7% increase in sales at the distribution segment, a strong turnaround at the business jet segment, an improved product mix and significant cost reductions resulting from the company's consolidation program, which was completed in 2003.

         The company incurred $0.8 million of acquisition related costs during the fourth quarter of 2004. In addition, during the fourth quarter, the dollar weakened significantly versus the British pound and the euro; the dollar/British pound exchange rate at the beginning of the quarter was $1.80 versus $1.92 at the end of the quarter. This weakness adversely impacted the company's fourth quarter operating results by $1.3 million. B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities, substantially all of which are currently denominated in U.S. dollars, while the corresponding labor, overhead costs and certain of the material costs are denominated in British pounds or euros.

         The net loss for the fourth quarter was $9.3 million or $0.17 per share, which reflects the $8.8 million of debt extinguishment costs. Exclusive of the debt extinguishment costs, the net loss was $0.5 million, which includes $0.8 million of acquisition related expenses and $1.3 million of costs associated with the weakened U.S. dollar. The $0.5 million adjusted loss compares favorably to the net loss of $19.5 million or $0.53 per share in the same period last year.

         The following is a summary of the change in operating earnings by segment:

                                           OPERATING EARNINGS
                        --------------------------------------------------------
                                     Three Months Ended December 31,
                                             ($ in millions)
                        --------------------------------------------------------
                                                                       Percent
                             2004          2003          Change        Change
                        --------------------------------------------------------
Commercial aircraft          $9.6          $7.1          $ 2.5           35.2%

Distribution                  6.4           4.3            2.1           48.8%

Business jet                  0.3         (10.2)          10.5            NM
                        --------------------------------------------------------
Total                       $16.3          $1.2          $15.1        1,258.3%

FOURTH QUARTER RESULTS BY SEGMENT
---------------------------------

         Operating earnings at the commercial aircraft segment of $9.6 million increased by $2.5 million or 35.2 percent over the prior year period, on the 8.4 percent increase in revenues, and despite a $1.3 million negative impact from foreign exchange. The substantial improvement in operating results at B/E's commercial aircraft segment was driven by lower costs arising from the company's consolidation program, which was completed in 2003, and an improved mix of products.

         The distribution segment had a 41.7 percent or $10.8 million year over year increase in revenues, and generated operating earnings of $6.4 million or
17.4 percent of net sales, which was $2.1 million or 48.8 percent greater than operating earnings of $4.3 million or 16.6 percent of net sales in the fourth quarter of 2003.

         The business jet segment generated revenues of $19.4 million, up 34.7 percent over severely depressed sales of $14.4 million in the fourth quarter of 2003. The increase in revenues reflects both the nascent recovery in the business jet industry as well as the unusually low level of new business jet deliveries in the prior year. The business jet segment operated at an approximate break-even level of operations during the fourth quarter, a substantial improvement over the prior year's operating loss of $10.2 million, reflecting the absence of approximately $5.6 million of non-cash charges associated with the company's cost reduction program incurred in the fourth quarter of 2003, the positive impact of higher sales, and better absorption of fixed overhead costs during the current period.


FULL YEAR 2004 RESULTS
----------------------

         Net sales by segment were as follows:

                                                     NET SALES
                                  ----------------------------------------------
                                              Year Ended December 31,
                                                  ($ in millions)
                                  ----------------------------------------------
                                                                      Percent
                                         2004            2003          Change
                                  ----------------------------------------------
Commercial aircraft                    $514.1          $455.3          12.9%

Distribution                            144.2           103.7          39.1%

Business jet                             75.2            65.4          15.0%
                                  ----------------------------------------------
Total                                  $733.5          $624.4          17.5%

         Gross profit for the year was $238.7 million or 32.5 percent of sales as compared to gross profit of $170.8 million or 27.4 percent last year. The 510 basis point improvement in gross margin resulted from cost savings associated with B/E's consolidation program, an improved product mix and manufacturing efficiencies realized at the higher level of revenues. The following is a comparison of operating earnings by segment:

                                                          OPERATING EARNINGS
                                           -------------------------------------------------
                                                        Year Ended December 31,
                                                            ($ in millions)
                                           -------------------------------------------------
                                                                                  Percent
                                                2004        2003      Change       Change
                                           -------------------------------------------------
Commercial aircraft                            $39.8        $7.3       $32.5       445.2%

Distribution                                    25.9        16.9         9.0        53.3%

Business jet                                    (1.3)      (10.2)        8.9         NM

Divestiture settlement - net of charges         --           6.3        (6.3)        NM
                                           -------------------------------------------------
Total                                          $64.4       $20.3       $44.1       217.2%


         Consolidated operating earnings were $64.4 million in 2004, or 8.8 percent of sales, an increase of $44.1 million or 217 percent on a $109.1 million or 17.5 percent increase in revenues. The substantial increase in operating earnings was driven by the strong turnaround at B/E's commercial aircraft segment combined with a broad-based increase in sales and earnings at the distribution segment and, importantly, significant cost reductions resulting from B/E's consolidation program, which was completed during 2003. The weakened dollar negatively impacted operating earnings by $7.0 million during 2004, while acquisition related expenses were $1.7 million.

         For the full year 2004, B/E's consolidated net loss was $22.0 million or $0.53 per share, reflecting the $8.8 million charge related to the early retirement of long-term debt, a $7.0 million negative impact of foreign exchange, $1.7 million of acquisition related expenses and a $5.5 million increase in interest expense, as compared with a net loss of $53.5 million or $1.49 per share last year. Excluding the $8.8 million debt extinguishment charge, the adjusted 2004 net loss of $13.2 million compares favorably to last year's $53.5 million loss.

RECENT EQUITY OFFERING, DEBT PREPAYMENT, LIQUIDITY AND CASH FLOW MEASURES
-------------------------------------------------------------------------

         At December 31, 2004, B/E's cash balance was $76.3 million, as compared to a cash balance of $147.6 million in the prior year. The $71.3 million year-over-year decrease in cash was primarily related to the early retirement of long-term debt ($50 million) and a $17.2 million increase in net working capital. Two minor acquisitions ($12 million) and capital expenditures ($14 million) were financed via cash from operations.

         In October 2004, the company successfully raised $156 million in cash from the sale of 18.4 million shares of common stock. In November 2004, the company used the proceeds from this offering along with approximately $50 million of cash to retire its 9.5 percent senior subordinated notes due in 2008, incurring $8.8 million of debt extinguishment costs. These transactions substantially improved the company's net debt-to-capital ratio, which decreased from nearly 97 percent at September 30, 2004 to 77 percent at year end, and will reduce ongoing interest expense by approximately $19 million annually.

         At December 31, 2004, there were no bank borrowings outstanding and no principal payments are due on the company's long-term debt until 2008. Depreciation and amortization for the three months ended December 31, 2004 and 2003 were $7.4 million and $6.9 million, respectively; such amounts for the years ended December 31, 2004 and 2003 were $28.4 million and $28.3 million, respectively. Capital expenditures for the three months ended December 31, 2004 and 2003 were $3.8 million and $2.4 million, respectively; such amounts for the years ended December 31, 2004 and 2003 were $14.5 million and $11.2 million, respectively.

RECENT PROGRAM WINS BOLSTER OUTLOOK
-----------------------------------

         Bookings for the quarter of $270 million were $105 million or 64 percent greater than the prior year, and represent the strongest quarterly bookings in the company's history. Backlog at December 31, 2004 was in excess of $700 million, over 40 percent above the December 31, 2003 backlog of approximately $500 million, despite a 17.5 percent year over year increase in sales. During the fourth quarter of 2004, B/E was awarded Mini-PodTM lie-flat business class seating programs, valued at over $175 million, by four major international airlines, and also won a fifth super first class award valued at up to $50 million. "The combined initial value of these five awards, together with program awards for our food and beverage preparation and storage equipment were the principal drivers for the record bookings. Our investments in new product development over the past several years are now beginning to convert into record bookings and backlog," said Mr. Khoury.

         B/E's MiniPod suite of lie flat seats has been selected by 13 major international airlines in programs valued at over $380 million, while its SpectrumTM coach platform has now been selected by over 45 customers. The newly developed super first class product offerings developed by B/E's business jet segment have been selected by five international airlines in programs initially valued at approximately $250 million. The company's EnduraTM beverage maker has been selected by 14 customers including several large leasing companies and its LED lighting systems have now been selected by over 80 customers, and are rapidly becoming the business jet industry standard.

         "The major Asian, Middle Eastern and European airlines generate approximately 64 percent of global air traffic, have healthy balance sheets, ample liquidity and have generated solid profits on a recurring basis. These airlines have large international fleets of wide-body aircraft and have begun the process of ordering state-of-the-art cabin interior products for both their new buy wide-body aircraft and for their existing fleets of wide-body aircraft. The composition of our backlog has changed significantly as the non-U.S. airlines have continued to invest in new interiors while the majority of their U.S. counterparts, whose domestic routes represent only 24 percent of global air traffic, have not yet begun to launch similar programs. At December 31, 2004 less than 10 percent of our backlog was with U.S. airlines."

           Mr. Khoury added, "Requests for quotations (RFQ) have remained very robust, averaging in excess of $1.3 billion over the past six months. Given these market conditions, our leading market positions and our outstanding suite of leading-edge cabin interior products, we remain confident in our ability to generate double-digit backlog growth during 2005. The company expects to report strong 2005 quarterly earnings comparisons, driven by expanding margins, due to additional productivity gains and substantially improved product mix, reflecting the quality of the company's backlog. Our record bookings and backlog establish the foundation for accelerating revenue and earnings growth in 2006, as these orders begin to deliver in volume; however, revenue growth in 2005 is expected to be modest, since much of our strong Airbus A380 backlog does not begin to deliver until 2006."

FINANCIAL GUIDANCE FOR 2005 AND 2006
------------------------------------

         Financial guidance for 2005 and 2006 is as follows:

   o For the full year 2005, management expects approximately 6 percent revenue growth, approximately a 45 percent increase in operating earnings driven by additional margin expansion, full year EPS of approximately $0.50 per share, and to generate double-digit backlog growth.

   o For 2006, management expects strong double-digit revenue growth and to report EPS of approximately $1.00 per share for the full year. Orders are expected to be strong in 2006 consistent with the new aircraft delivery cycle.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include seating, lighting, oxygen and food and beverage preparation and storage equipment. The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- generate about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                           THREE MONTHS ENDED
                                                       -------------------------
                                                        December       December
(In millions, except per share data)                    31, 2004       31, 2003
--------------------------------------------------------------------------------
Net sales                                                 $189.6         $163.4
Cost of sales                                              126.4          123.9
                                                         -------        -------
Gross profit                                                63.2           39.5
     Gross margin                                           33.3%          24.2%
Operating expenses:
     Selling, general and administrative                    30.8           26.1
     Research, development and engineering                  16.1           12.2
                                                         -------        -------
Total operating expenses                                    46.9           38.3
                                                         -------        -------
Operating earnings                                          16.3            1.2
     Operating margin                                        8.6%           0.7%
Interest expense, net                                       16.7           19.7
Loss on debt extinguishment                                  8.8            1.2
                                                         -------        -------
Loss before income taxes                                    (9.2)         (19.7)
Income taxes (benefit)                                       0.1           (0.2)
                                                         -------        -------
     NET LOSS                                              $(9.3)        $(19.5)
                                                         =======        =======
     NET LOSS PER COMMON SHARE                            $(0.17)        $(0.53)
                                                         =======        =======
Common shares:
     Weighted average                                       55.2           36.6
     End of period                                          56.6           36.7

                                       *T*
                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                               YEAR ENDED
--------------------------------------------------------------------------------
                                                         December      December
(In millions, except per share data)                     31, 2004      31, 2003
--------------------------------------------------------------------------------
Net sales                                                  $733.5        $624.4
Cost of sales                                               494.8         453.6
                                                          -------       -------
Gross profit                                                238.7         170.8
     Gross margin                                            32.5%         27.4%
Operating expenses:
     Selling, general and administrative                    119.2         105.8
     Research, development and engineering                   55.1          44.7
                                                          -------       -------
Total operating expenses                                    174.3         150.5
                                                          -------       -------
Operating earnings                                           64.4          20.3
     Operating margin                                         8.8%          3.3%
Interest expense, net                                        76.1          70.6
Loss on debt extinguishment                                   8.8           1.2
                                                          -------       -------
Loss before income taxes                                    (20.5)        (51.5)
Income taxes                                                  1.5           2.0
                                                          -------       -------
     NET LOSS                                              $(22.0)       $(53.5)
                                                          =======       =======
     NET LOSS PER COMMON SHARE                             $(0.53)       $(1.49)
                                                          =======       =======
Common shares:
     Weighted average                                        41.7          36.0
     End of period                                           56.6          36.7

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                  DECEMBER 31,     DECEMBER 31,
                                                      2004             2003
                                                 --------------   --------------

ASSETS

Current assets:
     Cash and cash equivalents                    $      76.3      $     147.6
     Accounts receivable, net                            91.6             80.3
     Inventories, net                                   197.8            168.7
     Other current assets                                13.4             10.6
                                                  -----------      -----------
         Total current assets                           379.1            407.2
Long-term assets                                        645.7            645.3
                                                  -----------      -----------
                                                  $   1,024.8      $   1,052.5
                                                  ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                         $     154.1      $     132.9
Long-term liabilities                                   687.9            887.7
                                                  -----------      -----------
                                                        842.0          1,020.6
Total stockholders' equity                              182.8             31.9
                                                  -----------      -----------
                                                  $   1,024.8      $   1,052.5
                                                  ===========      ===========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                         YEAR ENDED
                                                                  -----------------------
                                                                   DECEMBER     DECEMBER
                                                                   31, 2004     31, 2003
                                                                  -----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                       $(22.0)     $(53.5)
     Adjustments to reconcile net loss to net cash flows
          provided by (used in) operating activities:
              Depreciation and amortization                           28.4        28.3
              Non-cash employee benefit plan contributions             2.3         2.2
              Loss on disposal of property and equipment              --           1.6
              Loss on debt extinguishment                              8.8         1.2
              Impairment of inventories                               --           8.4
     Changes in operating assets and liabilities, net of
          acquisitions                                               (17.2)      (13.7)
                                                                    ------      ------
     Net cash flows provided by (used in) operating activities         0.3       (25.5)
                                                                    ------      ------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                            (14.5)      (11.2)
     Proceeds from sales of property and equipment                     0.5         4.2
     Acquisitions, net of cash acquired                              (12.5)       (2.7)
     Other, net                                                       (0.3)       (0.9)
                                                                    ------      ------
Net cash flows used in investing activities                          (26.8)      (10.6)
                                                                    ------      ------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of bank credit facility                               --        (144.0)
     Proceeds from issuance of stock, net of expenses                162.3         1.4
     Payment of debt origination costs and repayment costs            (6.3)       (6.1)
     Principal payments on long-term debt                           (202.0)       (2.3)
     Proceeds from long-term debt                                     --         175.0
                                                                    ------      ------
Net cash flows (used in) provided by financing activities            (46.0)       24.0
                                                                    ------      ------

Effect of exchange rate changes on cash flows                          1.2         2.8
                                                                    ------      ------

Net decrease in cash and cash equivalents                            (71.3)       (9.3)

Cash and cash equivalents at beginning of year                       147.6      156.9
                                                                    ------     ------

Cash and cash equivalents at end of year                             $76.3     $147.6
                                                                    ======     ======


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